BMC SOFTWARE, INC.
2007 INCENTIVE PLAN

BMC SOFTWARE, INC. 2007 INCENTIVE PLAN

TABLE OF CONTENTS

Page

SECTION I. DEFINITIONS
1.1	Definitions

SECTION 2 THE STOCK INCENTIVE PLAN
2.1	Purpose of the Plan

2.3	Administration of the Plan

2.4	Eligibility and Limits

SECTION 3 TERMS OF STOCK INCENTIVES
3.1	Terms and Conditions of All Stock Incentives

3.2	Terms and Conditions of Options.

(a) Option Price
(b) Option Term
(c) Payment.
(d) Conditions to the Exercise of an Option.
(e) Termination of Incentive Stock Option.
(f) Special Provisions for Certain Substitute Options.

3.3 Terms and Conditions of Stock Appreciation Rights.

(a) Settlement.
(b) Option Term
(b) Conditions to Exercise.

3.4 Terms and Conditions of Stock Awards.
3.5 Terms and Conditions of Dividend Equivalent Rights.

(a) Payment.
(b) Conditions to Payment.

3.6 Terms and Conditions of Performance Unit Awards.

(a) Payment.
(b) Conditions to Payment.

3.7 Terms and Conditions of Phantom Shares.

(a) Payment.
(b) Conditions to Payment.

3.8 Treatment of Awards Upon Termination of Employment

SECTION 4 RESTRICTIONS ON STOCK
4.1	Escrow of Shares.

4.2	Restrictions on Transfer.

SECTION 5 GENERAL PROVISIONS
5.1	Withholding.

5.2	Changes in Capitalization; Merger; Liquidation.

5.3	Compliance with Code.

5.4	Right to Terminate Employment or Service.

5.5	Non-Alienation of Benefits.

5.6	Restrictions on Delivery and Sale of Shares; Legends.

5.7	Listing and Legal Compliance

5.8	Termination and Amendment of the Plan.

5.9	Stockholder Approval.

5.10	Choice of Law.

5.11	Effective Date of Plan

BMC SOFTWARE, INC.
2007 INCENTIVE PLAN

SECTION I
DEFINITIONS

1.1 Definitions. Whenever used herein, the masculine pronoun will be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a)	“Affiliate” means:

(1) Any Subsidiary or Parent,

(2) An entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Company, or

(3) Any entity in which the Company has such a significant interest that the Company determines it should be deemed an “Affiliate”, as determined in the sole discretion of the Company.

(b) “Award” means, individually and collectively, an Incentive Stock Option, Non-Qualified Stock Option, Dividend Equivalent Right, Performance Award, Restricted Stock Unit, Stock Appreciation Right, Stock Award, and Phantom Stock.

(c) “Award Agreement” means an agreement between the Company and a Participant or other documentation evidencing any Award granted under the Plan.

(d) “Award Program” means a written program established by the Committee, pursuant to which Awards are granted under the Plan under uniform terms, conditions and restrictions set forth in such written program.

(e) “Board of Directors” means the board of directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the one or more committees appointed by the Board of Directors to administer the Plan. The Board of Directors shall consider the advisability of whether the members of the Committee shall consist solely of two or more members of the Board of Directors who are both Outside Directors. Notwithstanding the foregoing, with respect to Awards granted by an officer or officers of the Company and/or the Chairperson of the Compensation Committee pursuant to Section 2.3(b), the “Committee” as used in the Plan shall mean such officer or officers and/or such Chairperson, unless the context would clearly indicate otherwise.

(h) “Company” means BMC Software, Inc., a Delaware corporation.

(i) “Disability” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Affiliate of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by advice of a physician competent in the area to which such Disability relates.

(j) “Dividend Equivalent Rights” means certain rights to receive cash payments as described in Section 3.5.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(l) “Fair Market Value” refers to the determination of the value of a share of Stock as of a date, determined as follows:

(1) if the shares of Stock are actively traded on any national securities exchange or any nationally recognized quotation or market system (including, without limitation Nasdaq), Fair Market Value shall mean the price at which Stock shall have been sold on such date or on the trading day immediately preceding such date, as reported by any such exchange or system selected by the Committee on which the             shares of Stock are then traded;

(2) if the shares of Stock are not actively traded on any such exchange or system, Fair Market Value shall mean the price for the Stock on such date, or on the trading day immediately preceding such date, as reported by such exchange or system; or

(3) if the shares of Stock are not actively traded or reported on any exchange or system on such date or on the business day immediately preceding such date, Fair Market Value shall mean the fair market value of a share of Stock as determined by the Committee taking into account such facts and circumstances deemed to be material by the Committee to the value of the Stock in the hands of the Participant.

Notwithstanding the foregoing, for purposes of Paragraph (1), (2), or (3) above, the Committee may use the closing price as of the indicated date, the average of the high and low prices or value as of the indicated date or for a period certain ending on the indicated date, the price determined at the time the transaction is processed, the tender offer price for shares of Stock, or any other method which the Committee determines is reasonably indicative of the fair market value of the Stock; provided further, that for purposes of granted Non-Qualified Stock Options or Stock Appreciation Rights, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 409A, and for purposes of granting Incentive Stock Options, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 422.

(m) “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

(n) “Non-Qualified Stock Option” means a stock option that is not an Incentive Stock Option

(o) “Option” means a Non-Qualified Stock Option or an Incentive Stock Option.

(p) “Outside Director” means an outside director as defined in Treas. Reg. § 1.162-27(e) as promulgated by the Internal Revenue Service and “non-employee directors” as defined in Rule 16b-3(b)(3) as promulgated under the Exchange Act, and if applicable, who satisfies the requirements of the national securities exchange or nationally recognized quotation or market system on which the Stock is then traded.

(q) “Over 10% Owner” means an individual who at the time an Incentive Stock Option to such individual is granted owns Stock possessing more than 10% of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

(r) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A Parent shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations and rulings thereunder.

(s) “Participant” means an individual who receives an Award hereunder.

(t) “Performance Goals” means any one or more of the following performance goals, intended by the Committee to constitute objective goals for purposes of Code Section 162(m), either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in combination, and measured either quarterly, annually or cumulatively over a period of quarters or years, on an absolute basis or relative to a pre-established target, to previous quarter’s or years’ results or to a designated comparison group, in each case as specified by the Committee in the Award:

(i) earnings per share;

(ii) (iii) (iv)	operating cash flow; cash available; net income;

(v) revenue, including but not limited to maintenance revenue, deferred revenue, or ratable license revenue;

(vi) (vii) (viii) (ix)	total shareholder return; return on invested capital; return on shareholder equity; return on assets;

(x) return on common book equity;

(xi) (xii) (xiii) (xiv) (xv) (xvi)	market share; economic value added; stock price; operating income; operating margin; EBIT, or EBITDA;

(xvii) sales, including but not limited to the linearity of sales or the percentage of sales before a specified time period in a quarter or fiscal year;

(xviii) cost reduction goals;

(xix) expenses or operating expenses;

(xx) productivity of employees as measured by revenues, costs or earnings per employee; or

(xxi) any combination of the foregoing.

The Committee may appropriately adjust any evaluation of performance under a Performance Goal to remove the effect of equity compensation expense under FAS 123R, amortization of acquired technology and intangibles, asset write-downs; litigation or claim judgments or settlements; the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; discontinued operations; and any items that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence, except where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code, if applicable.

(u) “Performance Period” means, with respect to an Award, a period of time within which the Performance Goals relating to such Award are to be measured. The Performance Period will be established by the Committee at the time the Award is granted.

(v) “Performance Award” refers to a performance award as described in Section 3.6.

(w) “Phantom Stock” refers to the rights described in Plan Section 3.8.

(x) “Plan” means the BMC Software, Inc. 2007 Incentive Plan.

(y) “Restricted Stock Units” refers to the rights described in Section 3.7.

(z) “Stock” means the Company’s common stock.

(aa) “Stock Appreciation Rights” refers to the rights described in Section 3.3.

(bb) “Stock Award” means a stock award described in Section 3.4.

(cc) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. A “Subsidiary” shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations or rulings thereunder.

(dd) “Termination of Employment” means the termination of the employment relationship between a Participant and the Company and its Affiliates, regardless of whether severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment as it affects an Award, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment. With respect to directors, “Termination of Employment” shall mean the termination of services by such director for the Company and its Affiliates.

SECTION 2
THE INCENTIVE PLAN

2.1 Purpose of the Plan.  The Plan is intended to (a) provide incentives to certain officers, employees, and directors of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by certain officers, employees, and directors by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining officers, employees, and directors.

2.2 Stock Subject to the Plan. Subject to adjustment in accordance with Section 5.2, Eighteen Million, Two Hundred and Fifty Thousand (18,250,000) shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance upon exercise or payment pursuant to Awards, all or any of which may be pursuant to any one or more Award, including without limitation, Incentive Stock Options. Any shares of Stock made subject to Awards of Options or Stock Appreciation Rights shall be counted against this number as one (1) share of Stock for every one (1) share of Stock issued. Any shares of Stock granted as an Award other than Options or Stock Appreciation Rights shall be counted against this number as two and one-quarter (2.25) shares of Stock for every one (1) share of Stock issued. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Award that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for purposes of the Plan. For purposes of determining the number of shares of Stock issued upon the exercise, settlement or grant of an Award under this Section, any shares of Stock withheld to satisfy tax withholding obligations shall be considered issued under the Plan.

2.3 Administration of the Plan.

(a) The Plan is administered by the Committee.  The Committee has full authority in its discretion to determine the officers, employees, and directors of the Company or its Affiliates to whom Awards will be granted and the terms and provisions of Awards, subject to the Plan. Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Award Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan.  The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated).  The Committee’s decisions are final and binding on all Participants. Each member of the Committee shall serve at the discretion of the Board of Directors and the Board of Directors may from time to time remove members from or add members to the Committee. Vacancies on the Committee shall be filled by the Board of Directors.

(b) Notwithstanding any other provision of this Plan, the Board of Directors may by resolution authorize one or more officers of the Company and/or the Chairman of the Compensation Committee of the Board of Directors to do one or both of the following: (1) designate individuals (other than officers or directors of the Company or any Affiliate who are subject to Section 16 of the Securities Exchange Act of 1934, as amended) to receive Awards under the Plan, and (2) determine the number of shares of Stock subject to such Awards; provided however, that the resolution shall specify the total number of shares of Stock that may be awarded subject to such Awards.

2.4 Eligibility and Limits.  Awards may be granted only to officers, employees, and directors of the Company or any Affiliate of the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or any Parent or Subsidiary.  In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Non-Qualified Stock Option(s). To the extent required under Section 162(m) of the Code and the regulations thereunder, for compensation to be treated as qualified performance-based compensation, subject to adjustment in accordance with Section 5.2, the maximum number of shares of Stock with respect to which (a) Options, (b) Stock Appreciation Rights, and (c) other Awards (other than Performance Awards) to the extent they are granted with the intent that they qualify as qualified performance-based compensation under Section 162(m) of the Code may be granted during any calendar year to any employee may not exceed One Million (1,000,000). To the extent required under Section 162(m) of the Code and the regulations thereunder, for compensation to be treated as qualified performance-based compensation, the maximum aggregate dollar amount that may be paid in any calendar year to an employee with respect to Performance Awards may not exceed Ten Million Dollars ($10,000,000). If, after grant, an Option is cancelled, the cancelled Option shall continue to be counted against the maximum number of shares for which options may be granted to an employee as described in this Section 2.4.

2.5 Outside Director Awards. Each Outside Director may be granted Awards (each an “Outside Director Award”) each fiscal year for up to Seventy-Five Thousand (75,000) shares of Stock, as determined by the Board of Directors. Notwithstanding anything to the contrary in this Plan, the foregoing limitation shall be subject to adjustment under Section 5.2. The number of shares of Stock subject to each Outside Director Award or the formula pursuant to which such number shall be determined, the type or types of Awards included in the Outside Director Awards, the date of grant and the vesting, expiration and other terms applicable to such Outside Director Awards shall be specified from time to time by the Board of Directors, subject to the terms of this Plan, including the terms specified in Section 3.

SECTION 3
TERMS OF AWARDS

3.1 Terms and Conditions of All Awards.

(a) The number of shares of Stock as to which an Award may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan and subject to the limits in Section 2.4.

(b) Each Award will be evidenced by an Award Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals, if any, that must be achieved as a condition to vesting or settlement of the Award, or be made subject to the terms of an Award Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals that must be achieved as a condition to vesting or settlement of the Award. Performance Goals, if any, attributable to any Award which is intended to be “performance-based” compensation under Code Section 162(m) shall be established before twenty-five percent (25%) of the Performance Period has elapsed, but in no event later than ninety (90) days after the first day of a Performance Period. At the time any Performance Goals are established, the outcome as to whether the Performance Goals will be met must be substantially uncertain. If any Performance Goals are established as a condition to vesting or settlement of an Award, the Committee shall certify in writing that the applicable Performance Goals were in fact satisfied before such Award is vested or settled, as applicable. Each Award Agreement or Award Program is subject to the terms of the Plan and any provisions contained in the Award Agreement or Award Program that are inconsistent with the Plan are null and void. To the extent an Award is subject to Performance Goals with the intent that the Award constitute performance-based compensation under Code Section 162(m), the Committee shall comply with all applicable requirements under Code Section 162(m) and the rules and regulations promulgated thereunder in granting and settling such Award. The Committee may, but is not required to, structure any Award so as to qualify as performance-based compensation under Code Section 162(m).

(c) The date as of which an Award is granted will be the date on which the Committee has approved the terms and conditions of the Award and has determined the recipient of the Award and the number of shares, if any, covered by the Award, and has taken all such other actions necessary to complete the grant of the Award or such later date as may be specified in the approval of such Award.

(d) Any Award may be granted in connection with all or any portion of a previously or contemporaneously granted Award. Exercise or vesting of an Award granted in connection with another Award may result in a pro rata surrender or cancellation of any related Award, as specified in the applicable Award Agreement or Award Program.

(e) Awards are not transferable or assignable except by will or by the laws of descent and distribution and are exercisable, during the Participant’s lifetime, only by the Participant; or in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of death of the Participant, by the legal representative of the Participant’s estate or if no legal representative has been appointed, by the successor in interest determined under the Participant’s will; except to the extent that the Committee may provide otherwise as to any Awards other than Incentive Stock Options.

(f) After the date of grant of an Award, the Committee may, in its sole discretion, modify the terms and conditions of an Award, except to the extent that such modification would be inconsistent with other provisions of the Plan or would adversely affect the rights of a Participant under the Award (except as otherwise permitted under the Plan).

3.2 Terms and Conditions of Options.  Each Option granted under the Plan must be evidenced by an Award Agreement. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option described in Code Section 422 or a Non-Qualified Stock Option, and the Option must be clearly identified as to its status as an Incentive Stock Option or a Non-Qualified Stock Option. Incentive Stock Options may only be granted to employees of the Company or any Subsidiary or Parent. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company’s stockholders.

(a) Option Price. Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the exercise price (the “Exercise Price”) per share of Stock purchasable under any Option must be as set forth in the applicable Award Agreement, but in no event may it be less than the Fair Market Value on the date the Option is granted. With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than 110% of the Fair Market Value on the date the Option is granted. Except as provided in Section 5.2, without approval of the Company’s stockholders the exercise price of an Option may not be amended or modified after the grant of the Option, and an Option may not be surrendered in consideration of, or in exchange for, the grant of a new Option having an exercise price below that of the Option that was surrendered, Stock or cash.

(b) Option Term.  Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner is not exercisable after the expiration of eight (8) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner is not exercisable after the expiration of five (5) years after the date the Option is granted. The term of any Non-Qualified Stock Option shall be as specified in the applicable Award Agreement but shall be no greater than eight (8) years after the date the Option is granted.

(c) Payment.  Payment for all shares of Stock purchased pursuant to exercise of an Option will be made in any form or manner authorized by the Committee in the Award Agreement or by amendment thereto, including, but not limited to, cash or, if the Award Agreement provides:

(i) by delivery to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery;

(ii) in a cashless exercise through a broker; or

(iii) by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price.

Payment must be made at the time that the Option or any part thereof is exercised, and no             shares may be issued or delivered upon exercise of an Option until full payment has been made by the Participant.  The holder of an Option, as such, has none of the rights of a stockholder.

(d) Conditions to the Exercise of an Option.  Each Option granted under the Plan is exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Award Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may modify the terms of an Option to the extent not prohibited by the terms of the Plan, including, without limitation, accelerating the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a change in control and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Award Agreement to the contrary.

(e) Termination of Incentive Stock Options.  With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised will expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, one (1) year will be substituted for such three (3) month period; provided, further that such time limits may be exceeded by the Committee under the terms of the grant, in which case, the Incentive Stock Option will be a Non-Qualified Option if it is exercised after the time limits that would otherwise apply. For purposes of this Subsection (e), Termination of Employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

(f) Special Provisions for Certain Substitute Options.  Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

(g) No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other option held by a Participant.

(h) No Repricing. Except as provided in Section 5.2, without the approval of the Company’s stockholders the exercise price of an Option may not be amended or modified after the grant of the Option and an Option may not be surrendered in consideration of, or in exchange for, the grant of a new Option having an exercise price below that of the Option that was surrendered, Stock, cash, or any other Award.

3.3 Terms and Conditions of Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan must be evidenced by an Award Agreement.  A Stock Appreciation Right entitles the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified or determinable price which may not be less than the Fair Market Value of the Stock on the date of grant. A Stock Appreciation Right granted in connection with another Award may only be exercised to the extent that the related Award has not been exercised, paid or otherwise settled.

(a) Settlement. Upon settlement of a Stock Appreciation Right, the Company must pay to the Participant the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Award Agreement or, in the absence of such provision, as the Committee may determine.

(b) Term.  The term of any Stock Appreciation Right shall be as specified in the applicable Award Agreement but shall be no greater than eight (8) years after the date the Stock Appreciation Right is granted.

(c) Conditions to Exercise. Each Stock Appreciation Right granted under the Plan is exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Award Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

(d) No Repricing. Except as provided in Section 5.2, without the approval of the Company’s stockholders the price of a Stock Appreciation Right may not be amended or modified after the grant of the Stock Appreciation Right, and a Stock Appreciation Right may not be surrendered in consideration of, or in exchange for, the grant of a new Stock Appreciation Right having a price below that of the Stock Appreciation Right that was surrendered, Stock, cash, or any other Award.

3.4 Terms and Conditions of Stock Awards. The number of shares of Stock subject to a Stock Award and restrictions or conditions on such shares, if any, will be as the Committee determines, and the certificate for such shares will bear evidence of any restrictions or conditions.  Subsequent to the date of the grant of the Stock Award, the Committee has the power to permit, in its discretion, an acceleration of the expiration of an applicable restriction period with respect to any part or all of the shares awarded to a Participant. The Committee may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Stock awarded determined at the date of grant in exchange for the grant of a Stock Award or may grant a Stock Award without the requirement of a cash payment.

3.5 Terms and Conditions of Dividend Equivalent Rights. A Dividend Equivalent Right entitles the Participant to receive payments from the Company in an amount determined by reference to any cash dividends paid on a specified number of shares of Stock to Company stockholders of record during the period such rights are effective. The Committee may impose such restrictions and conditions on any Dividend Equivalent Right as the Committee in its discretion shall determine, including the date any such right shall terminate and may reserve the right to terminate, amend or suspend any such right at any time.

(a) Payment. Payment in respect of a Dividend Equivalent Right may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the Award Agreement or Award Program, or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment. Each Dividend Equivalent Right granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Dividend Equivalent Right, the Committee, at any time before complete termination of such Dividend Equivalent Right, may accelerate the time or times at which such Dividend Equivalent Right may be paid in whole or in part.

3.6 Terms and Conditions of Performance Awards. A Performance Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of either (i) the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee, or (ii) a percentage or multiple of a specified amount determined by the Committee. At the time of the grant, the Committee must determine the base value of each unit; the number of units subject to a Performance Award, the specified amount and the percentage or multiple of the specified amount, as may be applicable; and the Performance Goals applicable to the determination of the ultimate payment value of the Performance Award. The Committee may provide for an alternate base value for each unit or an alternate percentage or multiple under certain specified conditions.

(a) Payment. Payment in respect of Performance Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Award Agreement or Award Program or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment. Each Performance Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Performance Award, the Committee, at any time before complete termination of such Performance Award, may accelerate the time or times at which such Performance Award may be paid in whole or in part.

3.7 Terms and Conditions of Restricted Stock Units. Restricted Stock Units shall entitle the Participant to receive, at a specified future date or event, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee will determine the factors which will govern the portion of the Restricted Stock Units so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment. Restricted Stock Unit awards containing performance criteria may be designated as performance share awards.

(a) Payment. Payment in respect of Restricted Stock Units may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Award Agreement or Award Program, or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment. Each Restricted Stock Unit granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Restricted Stock Unit, the Committee, at any time before complete termination of such Restricted Stock Unit, may accelerate the time or times at which such Restricted Stock Unit may be paid in whole or in part.

3.8 Terms and Conditions of Phantom Stock. Phantom Stock shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee shall determine the factors which will govern the portion of the rights so payable, including, at the discretion of the Committee, any Performance Goals that must be satisfied as a condition to payment.

(a) Payment. Payment in respect of Phantom Stock may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the Award Agreement, or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment. Each grant of Phantom Stock under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Phantom Stock, the Committee, at any time before complete termination of such Phantom Stock, may accelerate the time or times at which such Phantom Stock may be paid in whole or in part.

3.9 Treatment of Awards Upon Termination of Employment. Except as otherwise provided by Plan Section 3.2(e), any award under this Plan to a Participant who has experienced a Termination of Employment or termination of some other service relationship with the Company and its Affiliates may be cancelled, accelerated, paid or continued, as provided in the applicable Award Agreement or Award Program, or, as the Committee may otherwise determine to the extent not prohibited by the Plan. The portion of any Award exercisable in the event of continuation or the amount of any payment due under a continued Award may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s Termination of Employment or other service relationship or such other factors as the Committee determines are relevant to its decision to continue the Award.

SECTION 4
RESTRICTIONS ON STOCK

4.1 Escrow of Shares. Any certificates representing the shares of Stock issued under the Plan will be issued in the Participant’s name, but, if the applicable Award Agreement or Award Program so provides, the shares of Stock will be held by a custodian designated by the Committee (the “Custodian”). Each applicable Award Agreement or Award Program providing for transfer of shares of Stock to the Custodian must appoint the Custodian as the attorney-in-fact for the Participant for the term specified in the applicable Award Agreement or Award Program, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Award Agreement or Award Program.  During the period that the Custodian holds the shares subject to this Section, the Participant is entitled to all rights, except as provided in the applicable Award Agreement or Award Program, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian must, as provided in the applicable Award Agreement or Award Program, be paid directly to the Participant or, in the alternative, be retained by the Custodian or by the Company until the expiration of the term specified in the applicable Award Agreement or Award Program and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

4.2 Restrictions on Transfer. The Participant does not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Award Agreement or Award Program. Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Award Agreement or Award Program will be void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Award Agreement or Award Program, and the shares so transferred will continue to be bound by the Plan and the applicable Award Agreement or Award Program.

SECTION 5
GENERAL PROVISIONS

5.1 Withholding.  The Company must deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Award, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Award. A Participant may pay the withholding obligation in cash, or, if and to the extent the applicable Award Agreement or Award Program so provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, or tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the Tax Date (defined below), is sufficient to satisfy federal, state and local, if any, withholding obligation arising from exercise or payment of an Award (a “Withholding Election”).

5.2 Changes in Capitalization; Merger; Liquidation.

(a) The number of shares of Stock reserved for the grant of Awards under the Plan; the number of shares of Stock reserved for issuance pursuant to Awards granted under the Plan; the Exercise Price of each outstanding Option; the strike price of each outstanding Stock Appreciation Right; the specified number of shares of Stock to which each Award pertains; and the maximum number of shares as to which Awards may be granted, shall be proportionately adjusted for any nonreciprocal transaction between the Company and the holders of capital stock of the Company that causes the per share value of the shares of Stock underlying an Award to change, such as a stock dividend, stock split, spin-off, rights offering, or recapitalization through a large, nonrecurring cash dividend (each, an “Equity Restructuring”). Any adjustment described in the preceding sentence may include a substitution in whole or in part of other equity securities of the issuer and the class involved in such Equity Restructuring in lieu of the shares of Stock that are subject to the Award.

(b) In the event of a merger, consolidation, reorganization, extraordinary dividend, spin-off, sale of substantially all of the Company’s assets, other change in capital structure of the Company, tender offer for shares of Stock, or a change in control of the Company (as defined by the Committee in the applicable Award Agreement) that in each case does not constitute an Equity Restructuring, the Committee may make such adjustments with respect to Awards and take such other action as it deems necessary or appropriate, including, without limitation, the substitution of new Awards, or the adjustment of outstanding Awards, the acceleration of Awards, the removal of restrictions on outstanding Awards, or the termination of outstanding Awards in exchange for the cash value determined in good faith by the Committee of the vested and/or unvested portion of the Award, all as may be provided in the applicable Award Agreement or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. Any adjustment pursuant to this Section 5.2 may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Award, but except as set forth in this Section may not otherwise diminish the then value of the Award.

(c) The existence of the Plan and the Awards granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

5.3 Awards to Non-U.S. Employees. The Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which employees outside the U.S. shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability or retirement or on termination of employment; available methods of exercise or settlement of an award; payment of income, social insurance contributions and payroll taxes; the withholding procedures and handling of any stock certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

5.4 Compliance with Code.

(a) Code Section 422. All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder must be construed in such manner as to effectuate that intent.

(b) Code Section 409A. Except to the extent specifically provided otherwise by the Committee, Awards under the Plan are intended to satisfy the requirements of Section 409A of the Code (and the Treasury Department guidance and regulations issued thereunder) so as to avoid the imposition of any additional taxes or penalties under Code Section 409A. If the Committee determines that an Award, Award Agreement, Award Program, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Code Section 409A, then unless the Committee specifically provides otherwise, such Award, Award Agreement, Award Program, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan, Award Agreement, and / or Award Program will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Code Section 409A to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant. To the extent any provision in the Plan, Award Agreement, or Award Program gives the Committee discretion to modify the terms and conditions of an Award, and the mere possession (as opposed to the exercise) of such discretion would result in adverse tax consequences to any Participant, then unless the Committee specifically provides otherwise, the Committee shall not have such power.

5.5 Right to Terminate Employment or Service.  Nothing in the Plan or in any Award Agreement confers upon any Participant the right to continue as an officer, employee, or director of the Company or any of its Affiliates or affect the right of the Company or any of its Affiliates to terminate the Participant’s employment or services at any time.

5.6 Non-Alienation of Benefits. Other than as provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.7 Restrictions on Delivery and Sale of Shares; Legends. Each Award is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Award upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Award or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Award may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Awards then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to an Award, that the Participant or other recipient of an Award represent, in writing, that the shares received pursuant to the Award are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to an Award such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

5.8 Listing and Legal Compliance. The Committee may suspend the exercise or payment of any Award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

5.9 Termination and Amendment of the Plan. The Board of Directors at any time may amend or terminate the Plan without shareholder approval; provided, however, that the Board of Directors shall obtain shareholder approval for any amendment to the Plan that increases the number of shares of Stock available under the Plan, materially expands the classes of individuals eligible to receive Awards, materially expands the type of awards available for issuance under the Plan, or would otherwise require shareholder approval under the rules of the applicable exchange. No such termination or amendment without the consent of the holder of an Award may adversely affect the rights of the Participant under such Award.

5.10 Stockholder Approval. The Plan must be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Award granted hereunder will be void.

5.11 Choice of Law.  The laws of the State of Delaware shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

5.12 Effective Date of Plan.  The Plan shall become effective as of the date the Plan was approved by the Board of Directors.

IN WITNESS WHEREOF, the Company has executed this Plan, and the Plan has become effective as of      , 2007.

BMC SOFTWARE, INC.

By:
Title: